Exhibit 99.1
News Release
USA Compression Partners, LP
111 Congress Avenue, Suite 2400
Austin, Texas 78701
usacompression.com
USA Compression Partners Reports Second Quarter 2022 Results; Confirms 2022 Outlook
AUSTIN, Texas, August 2, 2022 — USA Compression Partners, LP (NYSE: USAC) (“USA Compression” or the “Partnership”) announced today its financial and operating results for the second quarter 2022.
Second Quarter 2022 Highlights
•Total revenues were $171.5 million for the second quarter 2022, compared to $156.6 million for the second quarter 2021.
•Net income was $9.1 million for the second quarter 2022, compared to $2.7 million for the second quarter 2021.
•Net cash provided by operating activities was $94.2 million for the second quarter 2022, compared to $99.5 million for the second quarter 2021.
•Adjusted EBITDA was $105.4 million for the second quarter 2022, compared to $100.0 million for the second quarter 2021.
•Distributable Cash Flow was $55.6 million for the second quarter 2022, compared to $52.5 million for the second quarter 2021.
•Announced cash distribution of $0.525 per common unit for the second quarter 2022, consistent with the second quarter 2021.
•Distributable Cash Flow Coverage was 1.08x for the second quarter 2022, compared to 1.03x for the second quarter 2021.
“The second quarter reflected a considerably-improved business environment for USA Compression, as demand for our compression services continued to increase, leading to higher revenues, increased active horsepower and strong Adjusted EBITDA generation,” commented Eric D. Long, USA Compression’s President and Chief Executive Officer. “The strong energy market helped propel end-of quarter active horsepower utilization to 88.4%, up from 86.1% at the end of the prior quarter. Combined with an increase in the average price per horsepower per month to $17.20 from $16.87, total revenues grew 5% during the second quarter. The quarter’s performance also led to improvement of both our leverage ratio as well as our Distributable Cash Flow coverage ratio.”
“Continued geopolitical tensions combined with strong global demand for both crude oil and natural gas supported an attractive commodity pricing environment during the quarter, with crude oil and natural gas averaging over $108/barrel and approximately $7.50/MMBtu, respectively, during the quarter. With extremely tight supply/demand balances throughout the world, we see the positive environment for energy continuing throughout the remainder of 2022.”
“We spent approximately $32 million on expansion capital, including the delivery of four new large horsepower units for a customer installation in the Delaware Basin. The remainder of the capital was primarily spent to reconfigure and make-ready idle units, as we continue to redeploy existing assets into the field, as well as to purchase components to be installed in compression stations scheduled to come online later this year.”
“Additionally, we have continued to look for areas to use our expertise in compression services as the broader industry works to transition to a cleaner energy future. As announced yesterday, we have started up a series of Dual Drive units, which were cost effectively retrofit from existing idle fleet assets. The Dual Drive service offering deploys electric compression that significantly reduces emissions in conjunction with a conventional natural gas-powered engine as backup, providing redundancy while maintaining reliability and improving our customer’s overall carbon and methane footprints. We have recently provided large horsepower compression services for a hydrogen project and are designing compression facilities for a current, large customer as part of a major carbon capture, utilization and storage project. These efforts underpin our strong belief that natural gas compression is a critical part of the energy value chain, both as part of traditional oil and gas activities but also as the world transitions to a future of new technologies.”
Expansion capital expenditures were $32.2 million, maintenance capital expenditures were $6.1 million and cash interest expense, net was $31.3 million for the second quarter 2022.
On July 14, 2022, the Partnership announced a second quarter cash distribution of $0.525 per common unit, which corresponds to an annualized distribution rate of $2.10 per common unit. The distribution will be paid on August 5, 2022 to common unitholders of record as of the close of business on July 25, 2022.
On April 27, 2022, a tranche of warrants with the right to purchase 5,000,000 common units was exercised in full by the holders. The exercise of the warrants was net settled by the Partnership for a total of approximately 534,000 common units. These warrants were part of the preferred equity financing undertaken in 2018 for the CDM Acquisition.

Operational and Financial Data

	Three Months Ended
	June 30, 2022	March 31, 2022	June 30, 2021
Operational data:
Fleet horsepower (at period end) (1)	3,695,955	3,687,518	3,686,584
Revenue generating horsepower (at period end) (2)	3,048,498	2,987,624	2,912,628
Average revenue generating horsepower (3)	3,027,886	2,978,422	2,944,909
Revenue generating compression units (at period end)	4,014	3,949	3,934
Horsepower utilization (at period end) (4)	88.4%	86.1%	81.9%
Average horsepower utilization (for the period) (4)	87.9%	84.9%	82.4%

Financial data ($ in thousands, except per horsepower data):
Revenue	$171,461	$163,412	$156,562
Average revenue per revenue generating horsepower per month (5)	$17.20	$16.87	$16.55
Net income	$9,086	$3,254	$2,688
Operating income	$42,399	$35,098	$35,145
Net cash provided by operating activities	$94,228	$35,054	$99,459
Gross margin	$57,344	$50,616	$51,731
Adjusted gross margin (6)	$116,303	$109,680	$110,958
Adjusted gross margin percentage (7)	67.8%	67.1%	70.9%
Adjusted EBITDA (6)	$105,408	$98,423	$99,988
Adjusted EBITDA percentage (7)	61.5%	60.2%	63.9%
Distributable Cash Flow (6)	$55,576	$50,146	$52,536
____________________________________
(1)Fleet horsepower is horsepower for compression units that have been delivered to the Partnership (and excludes units on order). As of June 30, 2022, the Partnership had 65,000 large horsepower on order for delivery, all of which is expected to be delivered within the next twelve months and 30,000 horsepower of which is expected to be delivered in the remainder of 2022.
(2)Revenue generating horsepower is horsepower under contract for which the Partnership is billing a customer.
(3)Calculated as the average of the month-end revenue generating horsepower for each of the months in the period.
(4)Horsepower utilization is calculated as (i) the sum of (a) revenue generating horsepower; (b) horsepower in the Partnership’s fleet that is under contract but is not yet generating revenue; and (c) horsepower not yet in the Partnership’s fleet that is under contract but not yet generating revenue and that is subject to a purchase order, divided by (ii) total available horsepower less idle horsepower that is under repair.
Horsepower utilization based on revenue generating horsepower and fleet horsepower was 82.5%, 81.0% and 79.0% at June 30, 2022, March 31, 2022 and June 30, 2021, respectively.
Average horsepower utilization based on revenue generating horsepower and fleet horsepower was 82.1%, 80.7% and 79.6% for the three months ended June 30, 2022, March 31, 2022 and June 30, 2021, respectively.
(5)Calculated as the average of the result of dividing the contractual monthly rate, excluding standby or other temporary rates, for all units at the end of each month in the period by the sum of the revenue generating horsepower at the end of each month in the period.
(6)Adjusted gross margin, Adjusted EBITDA and Distributable Cash Flow are all non-U.S. generally accepted accounting principles (“Non-GAAP”) financial measures. For the definition of each measure, as well as reconciliations of each measure to its most directly comparable financial measures calculated and presented in accordance with GAAP, see “Non-GAAP Financial Measures” below.
(7)Adjusted gross margin percentage and Adjusted EBITDA percentage are calculated as a percentage of revenue.
Liquidity and Long-Term Debt
As of June 30, 2022, the Partnership was in compliance with all covenants under its $1.6 billion revolving credit facility. As of June 30, 2022, the Partnership had outstanding borrowings under the revolving credit facility of $558.7 million, $1.0 billion of borrowing base availability and, subject to compliance with the applicable financial covenants, available borrowing capacity of $360.9 million. As of June 30, 2022, the outstanding aggregate principal amount of the Partnership’s 6.875% senior notes due 2026 and 6.875% senior notes due 2027 was $725.0 million and $750.0 million, respectively.

Full-Year 2022 Outlook
USA Compression is confirming its full-year 2022 guidance as follows:
•Net income range of $33.0 million to $53.0 million;
•A forward-looking estimate of net cash provided by operating activities is not provided because the items necessary to estimate net cash provided by operating activities, in particular the change in operating assets and liabilities, are not accessible or estimable at this time. The Partnership does not anticipate the changes in operating assets and liabilities to be material, but changes in accounts receivable, accounts payable, accrued liabilities and deferred revenue could be significant, such that the amount of net cash provided by operating activities would vary substantially from the amount of projected Adjusted EBITDA and Distributable Cash Flow;
•Adjusted EBITDA range of $406.0 million to $426.0 million; and
•Distributable Cash Flow range of $213.0 million to $233.0 million.
Conference Call
The Partnership will host a conference call today beginning at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) to discuss second quarter 2022 performance. The call will be broadcast live over the Internet. Investors may participate either by phone or audio webcast.

By Phone:
Dial 888-394-8218 inside the U.S. and Canada at least 10 minutes before the call and ask for the USA Compression Partners Earnings Call. Investors outside the U.S. and Canada should dial 323-701-0225. The conference ID for both is 9863431.

A replay of the call will be available through August 12, 2022. Callers inside the U.S. and Canada may access the replay by dialing 888-203-1112. Investors outside the U.S. and Canada should dial 719-457-0820. The conference ID for both is 9863431.

By Webcast:	Connect to the webcast via the “Events” page of USA Compression’s Investor Relations website at http://investors.usacompression.com. Please log in at least 10 minutes in advance to register and download any necessary software. A replay will be available shortly after the call.
About USA Compression Partners, LP
USA Compression Partners, LP is a growth-oriented Delaware limited partnership that is one of the nation’s largest independent providers of natural gas compression services in terms of total compression fleet horsepower. USA Compression partners with a broad customer base composed of producers, processors, gatherers and transporters of natural gas and crude oil. USA Compression focuses on providing natural gas compression services to infrastructure applications primarily in high-volume gathering systems, processing facilities and transportation applications. More information is available at usacompression.com.
Non-GAAP Financial Measures
This news release includes the Non-GAAP financial measures of Adjusted gross margin, Adjusted EBITDA, Distributable Cash Flow and Distributable Cash Flow Coverage Ratio.
Adjusted gross margin is defined as revenue less cost of operations, exclusive of depreciation and amortization expense. Management believes that Adjusted gross margin is useful as a supplemental measure to investors of the Partnership’s operating profitability. Adjusted gross margin is impacted primarily by the pricing trends for service operations and cost of operations, including labor rates for service technicians, volume and per unit costs for lubricant oils, quantity and pricing of routine preventative maintenance on compression units and property tax rates on compression units. Adjusted gross margin should not be considered an alternative to, or more meaningful than, gross margin, its most directly comparable GAAP financial measure, or any other measure of financial performance presented in accordance with GAAP. Moreover, Adjusted gross margin as presented may not be comparable to similarly titled measures of other companies. Because the Partnership capitalizes assets, depreciation and amortization of equipment is a necessary element of its costs. To compensate for the limitations of Adjusted gross margin as a measure of the Partnership’s performance, management believes that it is important to consider gross margin determined under GAAP, as well as Adjusted gross margin, to evaluate the Partnership’s operating profitability.
Management views Adjusted EBITDA as one of its primary tools for evaluating the Partnership’s results of operations, and the Partnership tracks this item on a monthly basis both as an absolute amount and as a percentage of revenue compared to the prior month, year-to-date, prior year and budget. The Partnership defines EBITDA as net income (loss) before net interest expense, depreciation and amortization expense, and income tax expense (benefit). The Partnership defines Adjusted EBITDA as EBITDA plus impairment of compression equipment, impairment of goodwill, interest income on capital lease, unit-based compensation expense

(benefit), severance charges, certain transaction expenses, loss (gain) on disposition of assets and other. Adjusted EBITDA is used as a supplemental financial measure by management and external users of its financial statements, such as investors and commercial banks, to assess:
•the financial performance of the Partnership’s assets without regard to the impact of financing methods, capital structure or historical cost basis of the Partnership’s assets;
•the viability of capital expenditure projects and the overall rates of return on alternative investment opportunities;
•the ability of the Partnership’s assets to generate cash sufficient to make debt payments and pay distributions; and
•the Partnership’s operating performance as compared to those of other companies in its industry without regard to the impact of financing methods and capital structure.
Management believes that Adjusted EBITDA provides useful information to investors because, when viewed with GAAP results and the accompanying reconciliations, it provides a more complete understanding of the Partnership’s performance than GAAP results alone. Management also believes that external users of its financial statements benefit from having access to the same financial measures that management uses in evaluating the results of the Partnership’s business.
Adjusted EBITDA should not be considered an alternative to, or more meaningful than, net income (loss), operating income (loss), cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP as measures of operating performance and liquidity. Moreover, Adjusted EBITDA as presented may not be comparable to similarly titled measures of other companies.
Distributable Cash Flow is defined as net income (loss) plus non-cash interest expense, non-cash income tax expense (benefit), depreciation and amortization expense, unit-based compensation expense (benefit), impairment of compression equipment, impairment of goodwill, certain transaction expenses, severance charges, loss (gain) on disposition of assets, proceeds from insurance recovery and other, less distributions on the Partnership’s Series A Preferred Units (“Preferred Units”) and maintenance capital expenditures.
Distributable Cash Flow should not be considered as an alternative to, or more meaningful than, net income (loss), operating income (loss), cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP as measures of operating performance and liquidity. Moreover, the Partnership’s Distributable Cash Flow as presented may not be comparable to similarly titled measures of other companies.
Management believes Distributable Cash Flow is an important measure of operating performance because it allows management, investors and others to compare basic cash flows the Partnership generates (after distributions on the Partnership’s Preferred Units but prior to any retained cash reserves established by the Partnership’s general partner and the effect of the Distribution Reinvestment Plan) to the cash distributions the Partnership expects to pay its common unitholders.
Distributable Cash Flow Coverage Ratio is defined as Distributable Cash Flow divided by distributions declared to common unitholders in respect of such period. Management believes Distributable Cash Flow Coverage Ratio is an important measure of operating performance because it allows management, investors and others to gauge the Partnership’s ability to pay distributions to common unitholders using the cash flows the Partnership generates. The Partnership’s Distributable Cash Flow Coverage Ratio as presented may not be comparable to similarly titled measures of other companies.
This news release also contains a forward-looking estimate of Adjusted EBITDA and Distributable Cash Flow projected to be generated by the Partnership in its 2022 fiscal year. A forward-looking estimate of net cash provided by operating activities and reconciliations of the forward-looking estimates of Adjusted EBITDA and Distributable Cash Flow to net cash provided by operating activities are not provided because the items necessary to estimate net cash provided by operating activities, in particular the change in operating assets and liabilities, are not accessible or estimable at this time. The Partnership does not anticipate the changes in operating assets and liabilities to be material, but changes in accounts receivable, accounts payable, accrued liabilities and deferred revenue could be significant, such that the amount of net cash provided by operating activities would vary substantially from the amount of projected Adjusted EBITDA and Distributable Cash Flow.
See “Reconciliation of Non-GAAP Financial Measures” for Adjusted gross margin reconciled to gross margin, Adjusted EBITDA reconciled to net income (loss) and net cash provided by operating activities, and net income (loss) and net cash provided by operating activities reconciled to Distributable Cash Flow and Distributable Cash Flow Coverage Ratio.
Forward-Looking Statements
Some of the information in this news release may contain forward-looking statements. These statements can be identified by the use of forward-looking terminology including “may,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “continue,” “if,” “project,” “outlook,” “will,” “could,” “should,” or other similar words or the negatives thereof, and include the Partnership’s expectation of future performance contained herein, including as described under “Full-Year 2022 Outlook.” These statements discuss future expectations, contain projections of results of operations or of financial condition, or state other “forward-looking” information. You are cautioned not to place undue reliance on any forward-looking statements, which can be affected by assumptions used or by known risks or uncertainties. Consequently, no forward-looking statements can be guaranteed. When considering these forward-looking statements, you should keep in mind the risk factors noted below and other cautionary statements in this news release. The risk factors and other factors noted throughout this news release could cause actual results to differ materially from those contained in any forward-looking statement. Known material factors that could cause the Partnership’s actual results to differ materially from the results contemplated by such forward-looking statements include:
•changes in the long-term supply of and demand for crude oil and natural gas, including as a result of the severity and duration of world health events, including the COVID-19 pandemic, related economic repercussions, actions taken by governmental authorities and other third parties in response to such events and the resulting disruption in the oil and gas industry and impact on demand for oil and gas;
•changes in general economic conditions, including inflation or supply chain disruptions, and changes in economic conditions of the crude oil and natural gas industries, including any impact from the military conflict involving Russia and Ukraine;
•competitive conditions in the Partnership’s industry, including competition for employees in a tight labor market;
•renegotiation of material terms of customer contracts;
•actions taken by the Partnership’s customers, competitors and third-party operators;
•changes in the availability and cost of capital, including changes to interest rates;
•operating hazards, natural disasters, epidemics, pandemics (such as COVID-19), weather-related impacts, casualty losses and other matters beyond the Partnership’s control;
•operational challenges relating to COVID-19 and efforts to mitigate the spread of the virus, including logistical challenges, protecting the health and well-being of the Partnership’s employees, remote work arrangements, performance of contracts and supply chain disruptions;
•the deterioration of the financial condition of the Partnership’s customers, which may result in the initiation of bankruptcy proceedings with respect to customers;
•the restrictions on the Partnership’s business that are imposed under the Partnership’s long-term debt agreements;
•information technology risks including the risk from cyberattacks;
•the effects of existing and future laws and governmental regulations;
•the effects of future litigation;
•the Partnership’s ability to realize the anticipated benefits of acquisitions;
•factors described in Part I, Item 1A (“Risk Factors”) of the Partnership’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, which was filed with the Securities and Exchange Commission (the “SEC”) on February 15, 2022, and subsequently filed reports; and
•other factors discussed in the Partnership’s filings with the SEC.
All forward-looking statements speak only as of the date of this news release and are expressly qualified in their entirety by the foregoing cautionary statements. Unless legally required, the Partnership undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Unpredictable or unknown factors not discussed herein also could have material adverse effects on forward-looking statements.
Investor Contacts:
USA Compression Partners, LP
Matthew C. Liuzzi
Chief Financial Officer
512-369-1624
ir@usacompression.com

USA COMPRESSION PARTNERS, LP
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except for per unit amounts – Unaudited)

	Three Months Ended
	June 30, 2022	March 31, 2022	June 30, 2021
Revenues:
Contract operations	$163,969	$157,668	$151,800
Parts and service	3,605	1,926	1,818
Related party	3,887	3,818	2,944
Total revenues	171,461	163,412	156,562
Costs and expenses:
Cost of operations, exclusive of depreciation and amortization	55,158	53,732	45,604
Depreciation and amortization	58,959	59,064	59,227
Selling, general and administrative	13,914	15,265	15,288
Loss (gain) on disposition of assets	1,031	(179)	(1,105)
Impairment of compression equipment	—	432	2,403
Total costs and expenses	129,062	128,314	121,417
Operating income	42,399	35,098	35,145
Other income (expense):
Interest expense, net	(33,079)	(31,838)	(32,350)
Other	21	20	45
Total other expense	(33,058)	(31,818)	(32,305)
Net income before income tax expense	9,341	3,280	2,840
Income tax expense	255	26	152
Net income	9,086	3,254	2,688
Less: distributions on Preferred Units	(12,188)	(12,187)	(12,188)
Net loss attributable to common unitholders’ interests	$(3,102)	$(8,933)	$(9,500)

Weighted average common units outstanding – basic and diluted	97,728	97,365	97,044

Basic and diluted net loss per common unit	$(0.03)	$(0.09)	$(0.10)

Distributions declared per common unit	$0.525	$0.525	$0.525

USA COMPRESSION PARTNERS, LP
SELECTED BALANCE SHEET DATA
(In thousands, except unit amounts – Unaudited)

June 30, 2022
Selected Balance Sheet data:
Total assets	$2,719,892
Long-term debt, net	$2,017,326
Total partners’ deficit	$(12,065)

Common units outstanding	97,940,715

USA COMPRESSION PARTNERS, LP
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands — Unaudited)

	Three Months Ended
	June 30, 2022	March 31, 2022	June 30, 2021
Net cash provided by operating activities	$94,228	$35,054	$99,459
Net cash used in investing activities	(23,156)	(19,714)	(6,063)
Net cash used in financing activities	(71,087)	(15,325)	(93,493)

USA COMPRESSION PARTNERS, LP
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
ADJUSTED GROSS MARGIN TO GROSS MARGIN
(In thousands — Unaudited)
The following table reconciles Adjusted gross margin to gross margin, its most directly comparable GAAP financial measure, for each of the periods presented:

	Three Months Ended
	June 30, 2022	March 31, 2022	June 30, 2021
Total revenues	$171,461	$163,412	$156,562
Cost of operations, exclusive of depreciation and amortization	(55,158)	(53,732)	(45,604)
Depreciation and amortization	(58,959)	(59,064)	(59,227)
Gross margin	$57,344	$50,616	$51,731
Depreciation and amortization	58,959	59,064	59,227
Adjusted gross margin	$116,303	$109,680	$110,958

USA COMPRESSION PARTNERS, LP
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
ADJUSTED EBITDA TO NET INCOME AND NET CASH PROVIDED BY OPERATING ACTIVITIES
(In thousands — Unaudited)
The following table reconciles Adjusted EBITDA to net income and net cash provided by operating activities, its most directly comparable GAAP financial measures, for each of the periods presented:

	Three Months Ended
	June 30, 2022	March 31, 2022	June 30, 2021
Net income	$9,086	$3,254	$2,688
Interest expense, net	33,079	31,838	32,350
Depreciation and amortization	58,959	59,064	59,227
Income tax expense	255	26	152
EBITDA	$101,379	$94,182	$94,417
Unit-based compensation expense (1)	2,998	3,710	4,260
Transaction expenses (2)	—	27	—
Severance charges	—	251	13
Loss (gain) on disposition of assets	1,031	(179)	(1,105)
Impairment of compression equipment (3)	—	432	2,403
Adjusted EBITDA	$105,408	$98,423	$99,988
Interest expense, net	(33,079)	(31,838)	(32,350)
Non-cash interest expense	1,815	1,822	2,297
Income tax expense	(255)	(26)	(152)
Transaction expenses	—	(27)	—
Severance charges	—	(251)	(13)
Other	(179)	(704)	(34)
Changes in operating assets and liabilities	20,518	(32,345)	29,723
Net cash provided by operating activities	$94,228	$35,054	$99,459
____________________________________
(1)For the three months ended June 30, 2022, March 31, 2022 and June 30, 2021, unit-based compensation expense included $1.2 million, $1.1 million and $1.1 million, respectively, of cash payments related to quarterly payments of distribution equivalent rights on outstanding phantom unit awards. The remainder of the unit-based compensation expense for all periods was primarily related to non-cash adjustments to the unit-based compensation liability.
(2)Represents certain expenses related to potential and completed transactions and other items. The Partnership believes it is useful to investors to exclude these expenses.
(3)Represents non-cash charges incurred to write down long-lived assets with recorded values that are not expected to be recovered through future cash flows.

USA COMPRESSION PARTNERS, LP
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
DISTRIBUTABLE CASH FLOW TO NET INCOME AND NET CASH PROVIDED BY OPERATING ACTIVITIES
(Dollars in thousands — Unaudited)
The following table reconciles Distributable Cash Flow to net income and net cash provided by operating activities, its most directly comparable GAAP financial measures, for each of the periods presented:

	Three Months Ended
	June 30, 2022		March 31, 2022		June 30, 2021
Net income	$9,086		$3,254		$2,688
Non-cash interest expense	1,815		1,822		2,297
Depreciation and amortization	58,959		59,064		59,227
Non-cash income tax expense (benefit)	21		(204)		(34)
Unit-based compensation expense (1)	2,998		3,710		4,260
Transaction expenses (2)	—		27		—
Severance charges	—		251		13
Loss (gain) on disposition of assets	1,031		(179)		(1,105)
Impairment of compression equipment (3)	—		432		2,403
Distributions on Preferred Units	(12,188)		(12,187)		(12,188)
Maintenance capital expenditures (4)	(6,146)		(5,844)		(5,025)
Distributable Cash Flow	$55,576		$50,146		$52,536
Maintenance capital expenditures	6,146		5,844		5,025
Transaction expenses	—		(27)		—
Severance charges	—		(251)		(13)
Distributions on Preferred Units	12,188		12,187		12,188
Other	(200)		(500)		—
Changes in operating assets and liabilities	20,518		(32,345)		29,723
Net cash provided by operating activities	$94,228		$35,054		$99,459

Distributable Cash Flow	$55,576		$50,146		$52,536

Distributions for Distributable Cash Flow Coverage Ratio (5)	$51,419		$51,123		$50,960

Distributable Cash Flow Coverage Ratio	1.08	x	0.98	x	1.03	x
____________________________________
(1)For the three months ended June 30, 2022, March 31, 2022 and June 30, 2021, unit-based compensation expense included $1.2 million, $1.1 million and $1.1 million, respectively, of cash payments related to quarterly payments of distribution equivalent rights on outstanding phantom unit awards. The remainder of the unit-based compensation expense for all periods was primarily related to non-cash adjustments to the unit-based compensation liability.
(2)Represents certain expenses related to potential and completed transactions and other items. The Partnership believes it is useful to investors to exclude these expenses.
(3)Represents non-cash charges incurred to write down long-lived assets with recorded values that are not expected to be recovered through future cash flows.
(4)Reflects actual maintenance capital expenditures for the periods presented. Maintenance capital expenditures are capital expenditures made to maintain the operating capacity of the Partnership’s assets and extend their useful lives, replace partially or fully depreciated assets, or other capital expenditures that are incurred in maintaining the Partnership’s existing business and related cash flow.
(5)Represents distributions to the holders of the Partnership’s common units as of the record date.

USA COMPRESSION PARTNERS, LP
FULL-YEAR 2022 ADJUSTED EBITDA AND DISTRIBUTABLE CASH FLOW GUIDANCE RANGE
RECONCILIATION TO NET INCOME
(Unaudited)

Guidance
Net income	$33.0 million to $53.0 million
Plus: Interest expense, net	129.0 million
Plus: Depreciation and amortization	229.0 million
Plus: Income tax expense	1.0 million
EBITDA	$392.0 million to $412.0 million
Plus: Unit-based compensation expense and other (1)	14.0 million
Adjusted EBITDA	$406.0 million to $426.0 million
Less: Cash interest expense	120.0 million
Less: Current income tax expense	1.0 million
Less: Maintenance capital expenditures	23.0 million
Less: Distributions on Preferred Units	49.0 million
Distributable Cash Flow	$213.0 million to $233.0 million
____________________________________
(1)Unit-based compensation expense is based on the Partnership’s closing per unit price of $16.72 on June 30, 2022.